Exhibit 10.59

February 1, 2005

Polar Molecular Holding Corporation

4600 South Ulster Street Suite 940

Denver, CO

80237

Attention: Mr. Mark L. Nelson - Chairman and President

Dear Sirs:

Further to our discussions, Dominick & Dominick Securities Inc. (“Dominick”) is pleased to outline the terms of an agreement with Polar Molecular Holding Corporation (the “Corporation”) pursuant to which we have been engaged to act as the Corporation’s agent (“Agent”) for the private placement offering of units or such other equity or debt as may be agreed upon by the parties, as well as sponsorship of the Corporation for listing on the TSX Venture Exchange.

Issuer:	Polar Molecular Holding Corporation (the “Corporation”).

Agent:	Dominick & Dominick Securities Inc. (the “Agent”) and such other members of a selling syndicate as may be agreed upon by the Corporation and Dominick.

Nature of Offering:	Reasonable Best Efforts.

Offering:

Up to US$7.0 million in units (“Units”) at a subscription price of $0.20 per Unit, each Unit consisting of one common share and one voting preference share (“Voting Preference Share”) of the Corporation, that will separate at Closing (each Voting Preference Share will automatically convert into one common share of the Corporation, upon the increase in the authorized common share capital of the Corporation, which is to be submitted to shareholders for approval and to be effective on or before April 15, 2005), subject to adjustment and conversion into a greater number of common shares in the circumstances described below under “Characteristics of Preferred Shares”.

Offering Price:	$0.20 per Unit.

Use of Proceeds:	The proceeds will be used to reduce indebtedness, implement a marketing plan for the Corporation’s products and for general working capital.

Offering Jurisdictions:	Ontario, Alberta, British Columbia and such other jurisdictions in Canada as mutually agreed.

Statutory Exemptions to
be Relied Upon	The Units will be sold in the Offering Jurisdictions pursuant to prospectus and registration exemptions for “accredited investors”.

Qualification of
Securities Distributed:

No prospectus will be filed to qualify the distribution of common shares or such other equity or debt securities issued pursuant to this Offering in the Offering Jurisdictions, provided at the time of Closing securities issued in the Offering qualify for a hold period terminating four months and one day from the Closing Date, pursuant to Multilateral Instrument 45-102 - Resale of Securities. The Corporation will file a Registration Statement qualifying the securities issued in this Offering for resale in the United States within 90 days of Closing.

Commission and
Sponsorship Fee:

The Corporation shall pay Dominick (and such other members of a selling syndicate) (collectively, the “Agents”), from gross proceeds of the Offering, a cash commission fee equal to 10% of the gross proceeds of the Offering, and broker’s warrants to acquire that number of common shares as is equal to 10% of the number of common shares issued in connection with the Offering, at an exercise price equal to the Offering Price for a period of 24 months from Closing.

The Corporation shall pay Dominick a Sponsorship Fee, upon listing on the TSX Venture Exchange, in an amount not less than $50,000, plus all disbursements. Particulars of the terms of Sponsorship will be set out in a Sponsorship Agreement.

Work Fees:	The corporation shall pay Dominick 1,000,000 common shares for advisory services rendered to prepare for the above stated financing.

Holdover Provision:

If any person or party or affiliate or associate of such person or party is introduced by Dominick, to the Corporation or any of its insiders or affiliates, prior to termination of this agreement and with whom discussions have been initiated (other than existing shareholders of the Corporation), and a transaction subsequently closes with such person or party or affiliate or associate of such person or party, within a period of one year after termination of this agreement, the Corporation shall pay to Dominick an amount in cash equal to 10% of the gross proceeds raised, and broker’s warrants to acquire that number of common shares as is equal to 10% of the gross proceeds raised, at an exercise price equal to current market price of the shares at the time of such closing, for a period of 24 months from such closing. Dominick will provide to the Corporation a list of investors with whom discussions have been initiated.

Right of First Refusal:

If the Offering is completed, the Corporation shall grant a right of first refusal to Dominick to act as lead underwriter or agent in respect of any subsequent public offering or private placement of equity in Canada or the United States by the Corporation, or any of its subsidiaries or affiliates for a period of eighteen (18) months from Closing, subject to Dominick and the Corporation, acting reasonably, agreeing on the terms and conditions thereof.

Characteristics of Preferred Shares

Each Voting Preference Share will automatically convert into one common share of the Corporation on the date that the authorized common share capital of the Corporation is increased to permit the conversion of all outstanding Voting Preference Shares. If the authorized common share capital is not increased to permit the automatic conversion of all outstanding Voting Preference Shares into the corresponding number of Common Shares on or before April 15, 2005, the Corporation will register the outstanding Voting Preference Shares for quotation on OTCBB on or before May 31, 2005 and the outstanding Voting Preference Shares will automatically convert, effective as of March 31, 2005, into 1.1 common shares in the capital stock of the Corporation upon the increase in the Corporation’s authorized common share capital. The Voting Preference Shares will have the same attributes as the common shares, save and except that any Voting Preference Shares outstanding on or after April 30, 2005 will participate on liquidation, dissolution, windup or dividend distribution of the Corporation on the basis of 1.1 common shares for each Voting Preference Share held. If the Voting Preference Shares are to be registered on or before June 30, 2005, and registration of the Voting Preference Shares does not occur by that date, each Voting Preference Share will be automatically convertible thereafter into an additional 0.1 Common Shares for each calendar month that such shares remain unregistered prior to conversion. By way of example, should the authorized common share capital of the Corporation not be increased to authorize the conversion of all of the outstanding Voting Preference Shares into Common Shares and should the outstanding Voting Preference Shares not be registered for quotation on the OTCBB by October 15, 2005, each Voting Preference Share would be convertible, until November 15, 2005, into 1.5 Common Shares, and 1.6 Common Shares thereafter.

Costs and Expenses:

Reasonable costs and expenses of the Offering, whether or not the Offering is completed, shall be paid by the Corporation including (i) reasonable costs and expenses of the Agent(s); and (ii) reasonable costs and expenses of Agent(s)’ legal counsel.

Closing Date:	On or about February 25, 2005 or such other date as mutually agreed upon.

Listing:	The corporation shall make all efforts to list on the TSX Venture Exchange within 3 months of closing.

Termination:	This agreement shall terminate at 5:00 pm (Toronto Time) on March 31, 2005, unless this agreement is extended by the mutual agreement of the parties.

Indemnity:

In consideration of the Agent entering into this letter of engagement, the Company shall indemnify the Agent(s) in accordance with the terms of Schedule “A” hereto, which schedule forms part of this letter of engagement. This indemnity shall be in addition to, and not in substitution of, any other liabilities the Corporation may have to the Agent. The indemnity will apply to all services provided by the Agent in connection with, or otherwise related to, the Offering.

Conditions Precedent:

The above Offering is subject, but not limited to, the following:

a)                                      completion of due diligence to the satisfaction of the Agent and its legal counsel;

b)                                     execution of a standard form agency agreement and Sponsorship Agreement between the Corporation and the Agent; and

c)                                      approval of the terms and conditions of the Offering by all of the appropriate regulatory authorities.

We would ask that you if the foregoing is in accordance with your understanding and is agreed to by yourself, that you kindly confirm your acceptance by enclosing the duplicate copy and returning same to the undersigned as soon as possible.

Yours very truly,

DOMINICK & DOMINICK SECURITIES INC.

/s/ P. Margolis
P. Margolis

Agreed and accepted this 2nd day of February, 2005. POLAR MOLECULAR CORPORATION

/s/ Mark L. Nelson
Mark L. Nelson

Schedule “A”
Form of Indemnity

In consideration for Dominick and Dominick Securities Inc. (the “Agent”) (and any other agent in a selling syndicate, with the Agent and members of a selling syndicate referred to collectively as the “Agents”) accepting the engagement (the “Engagement”) described in the letter of engagement (the “Letter of Engagement”) to which this Schedule “A” is attached, Polar Molecular Holding Corporation (the “Corporation”) agrees to indemnify and save the Agent(s) and its or their respective affiliates, directors, officers, employees, partners, agents, advisors and shareholders (collectively, the “Indemnified Parties” and individually, an “Indemnified Party”) from and against any and all losses, claims, actions, suits, proceedings, damages, liabilities or expenses of whatsoever nature or kind (excluding loss of profits), including the aggregate amount paid in reasonable settlement of any actions, suits, proceedings, investigations or claims and the reasonable fees, disbursements and taxes of their counsel in connection with any action, suit, proceeding, investigation or claim that may be made or threatened against any Indemnified Party or in enforcing this indemnity (collectively, the “Claims”) to which an Indemnified Party may become subject or otherwise involved in any capacity insofar as the Claims relate to, are caused by, result from, arise out of or are based upon, directly or indirectly, the Engagement whether performed before or after the Corporation’s execution of the Letter of Engagement and to reimburse each Indemnified Party forthwith, upon demand, for any legal or other expenses reasonably incurred by such Indemnified Party in connection with any Claim.

The Corporation also agrees that no Indemnified Party will have any liability (either direct or indirect, in contract or tort or otherwise) to the Corporation or any person asserting claims on the Corporation’s behalf or in right for or in connection with the Engagement, except to the extent that any losses, expenses, claims, actions, damages or liabilities incurred by the Corporation are determined by a court of competent jurisdiction in a final judgment that has become non-appealable to have resulted from the gross negligence or willful misconduct of such Indemnified Party.

In the event and to the extent that a court of competent jurisdiction in a final judgment that has become non-appealable determines that an Indemnified Party was grossly negligent or guilty of willful misconduct in connection with a Claim in respect of which the Corporation has advanced funds to the Indemnified Party pursuant to this indemnity, such Indemnified Party will reimburse such funds to the Corporation and thereafter this indemnity will not apply to such Indemnified Party in respect of such Claim. The Corporation agrees to waive any right the Corporation might have of first requiring the Indemnified Party to proceed against or enforce any other right, power, remedy or security or claim payment from any other person before claiming under this indemnity.

In case any action, suit, proceeding or claim is brought against an Indemnified Party or an Indemnified Party has received notice of the commencement of any investigation in respect of which indemnity may be sought against the Corporation, the Indemnified Party will give the Corporation prompt written notice of any such action, suit, proceeding, claim or investigation of which the Indemnified Party has knowledge and the Corporation will undertake the investigation and defense thereof on behalf of the Indemnified Party, including the prompt employment of counsel acceptable to the Indemnified Parties affected and the payment of all expenses. Failure by the Indemnified Party to so notify will not relieve the Corporation of its obligation of indemnification hereunder unless (and only to the extent that) such failure results in forfeiture by the Corporation of substantive rights or defenses.

No admission of liability and no settlement, compromise or termination of any action, suit, proceeding, claim, or investigation will be made without the Corporation’s consent and the consent of the Indemnified Parties affected, such consents not to be unreasonably withheld. Notwithstanding that the Corporation will undertake the investigation and defense of any Claim, an Indemnified Party will have the right to employ separate counsel with respect to any Claim and participate in the defense thereof, but the fees and expenses of such counsel will be at the expense of the Indemnified Party unless:

(a)                                  employment of such counsel has been authorized in writing by the Corporation;

(b)                                 the Corporation has not assumed the defense of the action within a reasonable period of time after receiving notice of the claim;

(c)                                  the named parties to any such claim include both the Corporation and the Indemnified Party and the Indemnified Party will have been advised by counsel to the Indemnified Party that there may be a conflict of interest between the Corporation and the Indemnified Party; or

(d)                                 there are one or more defenses available to the Indemnified Party which are different from or in addition to those available to the Corporation;

in which case such fees and expenses of such counsel to the Indemnified Party will be for the Corporation’s account. The rights accorded to the Indemnified Parties hereunder will be in addition to any rights an Indemnified Party may have at common law or otherwise.

If for any reason the foregoing indemnification is unavailable (other than in accordance with the terms hereof) to the Indemnified Parties (or any of them) or is insufficient to hold them harmless, the Corporation will contribute to the amount paid or payable by the Indemnified Parties as a result of such Claims in such proportion as is appropriate to reflect not only the relative benefits received by the Corporation or the Corporation’s shareholders on the one hand and the Indemnified Parties on the other, but also the relative fault of the parties and other equitable considerations which may be relevant. Notwithstanding the foregoing, the Corporation will in any event contribute to the amount paid or payable by the Indemnified Parties as a result of such Claim any amount in excess of the fees actually received by the Indemnified Parties hereunder.

The Corporation hereby constitutes Dominick as trustee for each of the other Indemnified Parties of the Corporation’s covenants under this indemnity with respect to such persons and Dominick agrees to accept such trust and to hold and enforce such covenants on behalf of such persons.

The Corporation agrees to reimburse the Agent(s) monthly for the time spent by the Agent(s)’ personnel in connection with any Claim at their normal per diem rates. The Corporation also agrees that if any action, suit, proceeding or claim is brought against, or an investigation commenced in respect of the Corporation or the Corporation and the Agent(s) and personnel of either of the Agent(s) are required to testify, participate or respond in respect of or in connection with the Engagement, such Agent(s) will have the right to employ its own counsel in connection therewith and the Corporation will reimburse such Agent(s) monthly for the time spent by its personnel in connection therewith at their normal per diem rates together with such disbursements and reasonable out-of-pocket expenses as may be incurred, including fees and disbursements of such Agent(s)’ counsel.